Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2014, for the years ended December 31, 2013 and 2012, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation, which appear in Marathon Patent Group, Inc. on  Form 10-K/A filed on or about May 30, 2014.

/s/ KBL, LLP
KBL, LLP
New York, NY
May 30, 2014

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